                                                                    EXHIBIT 3.7



                             ARTICLES OF AMENDMENT
                                       OF
                               JAMESON INNS, INC.


         In accordance with Section 14-2-602 of the Georgia Business Corporation Code (O.C.G.A. ss. 14-2-602), Jameson Inns, Inc. (the
"Corporation") hereby delivers these Articles of Amendment to the Secretary of State for filing.

                                       I

         The name of the Corporation is Jameson Inns, Inc.

                                       II

         The Amended and Restated Articles of Incorporation of the Corporation (the"Articles") shall be amended by adding the following:

                 DESIGNATION OF PREFERENCES, RIGHTS, PRIVILEGES
                       AND RESTRICTIONS OF $1.70 SERIES S
                     CUMULATIVE CONVERTIBLE PREFERRED STOCK

         1. Designation and Initial Number. Two million two hundred fifty-six thousand (2,256,000) shares of the preferred stock of the Corporation, par value $1.00 per share (the "Preferred stock"), are hereby classified into one series which shall be designated the $1.70 Series S Cumulative Convertible Preferred Stock (the "Series S Preferred Stock"). With respect to matters of dividends and distribution on liquidation, the shares of Series S Preferred Stock authorized hereby:

         (a) shall be senior to (i) all shares of the Corporation's common stock, par value $.10 per share ("Common Stock"), and (ii) all shares of the Corporation's non-cumulative preferred stock, if any, and all shares of any other class of the Corporation's stock ranking junior to the Series S Preferred Stock; and

         (b) shall be on a parity with the Corporation's 9.25% Series A Cumulative Preferred Stock and any other series of shares of cumulative preferred stock ranking on a parity with the Series S Preferred Stock ("Parity Preferred").

         In no event shall any preferred stock senior to the Series S Preferred Stock be authorized or issued without the affirmative vote of two-thirds of the outstanding shares of Series S Preferred Stock.

         2. Dividends. Holders of shares of the Series S Preferred Stock are entitled to the payment of dividends only in accordance with the following:

         (a) The holders of Series S Preferred Stock, in preference to the holders of Common Stock and of any other class of shares ranking junior to the Series S Preferred Stock, shall be entitled to receive out of any funds legally available for Series S Preferred Stock, when and as declared by the Board of Directors, dividends in cash at the annual rate of $1.70 and no more, payable quarterly in arrears on or before the 20th day of January, April, July and October of each year, or if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). Such dividends shall accrue and be cumulative from and after May 8, 1999 and the initial Dividend Payment Date shall be July 20, 1999. No dividends shall be paid upon or declared or set apart for any Parity Preferred for any dividend period unless at the same time a like proportionate dividend for the dividend periods terminating on the same or any earlier date, ratably in proportion to the respective dividend rates fixed therefor, shall have been paid upon or declared or set apart for the Series S Preferred Stock then issued and outstanding and entitled to receive such dividend.

         (b) So long as the Series S Preferred Stock shall be outstanding, no dividend, except a dividend payable in Common Stock or other shares ranking junior to the Series S Preferred Stock, shall be paid or declared or any distribution made, except as aforesaid, in respect of the shares of the Corporation's Common Stock or any other shares ranking junior to the Series S Preferred Stock, nor shall any Common Stock or any other shares ranking junior to or on a parity with the Series S Preferred Stock be purchased, redeemed, retired or otherwise acquired by the Corporation, except (i) out of the proceeds of the sale of Common Stock or other shares of the Corporation ranking junior to the Series S Preferred Stock received by the Corporation subsequent to the date of first issuance of the Series S Preferred Stock or (ii) by conversion into or exchange for other capital stock of the Corporation ranking junior to the Series S Preferred Stock as to dividends and upon liquidation or redemption for the purpose of preserving the Corporation's qualification as a real estate investment trust under sections 856 through 860 of the Internal Revenue Code of 1986, as amended ("REIT"), unless: (x) all accrued and unpaid dividends on all outstanding Series S Preferred Stock, including the full dividends for all current dividend periods, shall have been declared and paid or a sum sufficient for payment thereof set apart, and (y) there shall be no arrearages with respect to the redemption of the Series S Preferred Stock.

         (c) No dividends on shares of Series S Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to the Corporation's indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

         (d) Notwithstanding subparagraph (c) above, dividends on the Series S Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series S Preferred Stock will not bear interest and holders of the Series S Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions described above. Any dividend payment made on shares of the Series S Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

         3.    Liquidation Preference.

         (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Series S Preferred Stock shall be entitled to receive in full out of the assets of the Corporation, before any amount shall be paid or distributed among the holders of Common Stock or any other shares ranking junior to the Series S Preferred Stock, the sum of (i) $20.00 per share plus (ii) an amount equal to all dividends accrued and unpaid thereon, whether or not declared, to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of the affairs of the Corporation. In the event the net assets of the Corporation legally available therefor are insufficient to permit the payment upon all outstanding Series S Preferred Stock and all Parity Preferred of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably upon all outstanding Series S Preferred Stock and Parity Preferred in proportion to the full preferential amount to which each such share is entitled.

         (b) After payment to the holders of Series S Preferred Stock of the full preferential amounts as aforesaid, the holders of Series S Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Corporation.

         (c) The merger or consolidation of the Corporation into or with any other corporation, the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the assets of the Corporation, shall not be deemed to be a dissolution, liquidation or winding up for the purposes of this Section.

         4. Redemption. Shares of Series S Preferred Stock shall be redeemable only in accordance with the following:

         (a) All or any part of the Series S Preferred Stock shall be redeemable by the Corporation, at any time on or after February 1, 2000, at the option of the Board of Directors, at the redemption prices set forth below, plus accrued and unpaid dividends:

                                                               REDEMPTION
                           PERIOD                                PREMIUM                  PRICE
                           ------                                -------                  -----
         February 1, 2000 to January 31, 2001..............     104.8572%                 $20.97
         February 1, 2001 to January 31, 2002..............     103.6429%                 $20.73
         February 1, 2002 to January 31, 2003..............     102.4286%                 $20.49
         February 1, 2003 to January 31, 2004..............     101.2143%                 $20.24
         February 1, 2004 and thereafter...................     100.0000%                 $20.00

          (b) Notice of any proposed redemption of Series S Preferred Stock shall be given by the Corporation by mailing a copy of such notice, at least thirty (30) days, and not more than sixty (60) days, prior to the date fixed for such redemption, to the holders of record of the Series S Preferred Stock to be redeemed, at their respective addresses then appearing upon the books of the Corporation. In case of the redemption of a part only of the Series S Preferred Stock at the time outstanding, the shares to be redeemed shall be selected by lot or pro rata, as the Board of Directors may determine. The Board of Directors shall have full power and authority, subject to the limitations and provisions herein contained, to prescribe the manner in which, and the terms and conditions upon which, the shares of the Series S Preferred Stock shall be redeemed from time to time. On or at any time before the redemption date specified in such notice, the Corporation shall deposit in trust, for the account of the holders of the shares to be redeemed, funds necessary for such redemption with a national bank or trust company, organized under the laws of the United States of America, in good standing and designated in such notice of redemption. Upon mailing of the notice of redemption as above provided, or upon the making of such deposit, whichever is later, all shares with respect to the redemption of which such notice and deposit shall have been given and made shall be deemed to be no longer outstanding for any purpose, and all rights with respect to such shares shall thereupon cease and terminate, except only the right of the holders of the certificates for such shares to receive, out of the funds so deposited in trust, from and after the date of such deposit, the amount payable upon the redemption thereof, without interest; provided, however, that no right of conversion shall be impaired by the mailing of such notice or the making of such deposit. The Corporation shall not purchase any shares of Common Stock, any shares ranking junior to the Series S Preferred Stock, or any Parity Preferred unless and except as provided in Paragraph 2.

         5. Voting Rights. Holders of the Series S Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law.

         (a) If, and so often as, the Corporation shall fail to declare and pay dividends on the Series S Preferred Stock at the time outstanding at the rate specified for such shares for six (6) Dividend Payment Dates (whether or not consecutive) the holders of the Series S Preferred Stock (voting separately as a voting group with all Parity Preferred upon which like voting rights have been conferred and are exercisable ("Voting Parity Preferred") will be entitled to vote separately as a voting group for the election, as herein provided, of two additional members of the Board of Directors of the Corporation and the holders of Common Stock, voting separately as a class, and all other series of Parity Preferred upon which different voting rights have been conferred and are exercisable, voting separately as a class, and all other classes or series upon which voting rights have been conferred and are exercisable, shall elect the remaining directors; provided, however, that the holders of the Series S Preferred Stock and the holders of any Voting Parity Preferred shall exercise such special voting rights only at the next annual meeting of shareholders or any special meeting of shareholders held in lieu thereof after the sixth such payment date at which directors are elected and at which the holders of not less than one-third of the shares of Series S Preferred Stock and any Voting Parity Preferred, then outstanding, are present in person or by proxy; and provided further that the special class voting rights provided for in this subparagraph (a) shall remain vested in the holders of Series S Preferred Stock and any Voting Parity Preferred until all accrued and unpaid dividends on the Series S Preferred Stock and any Voting Parity Preferred then outstanding shall have been declared and paid, whereupon the holders of Series S Preferred Stock and any Voting Parity Preferred shall be divested of their special voting rights in respect of subsequent elections of directors, subject to the revesting of such special class voting rights in the event above specified in this subparagraph (a). The directors elected by the holders of the Series S Preferred Stock and any Voting Parity Preferred shall not be removable by vote of directors, but shall be removable by vote of the holders of the Series S Preferred Stock and any Voting Parity Preferred, voting separately as a combined class, with or without cause. In no event shall any voting or consent rights be created with respect to any class or series of preferred stock of the Corporation which would be senior to the voting or consent rights of the Series S Preferred Stock, or those rights as set forth in this paragraph 5 and in paragraph 9 of this Designation.

         (b) At any meeting at which the holders of shares of Series S Preferred Stock and any Voting Parity Preferred shall be entitled to elect directors, the holders of one-third of the Series S Preferred Stock and any Voting Parity Preferred, present in person or by proxy, shall be sufficient to constitute a quorum, and the vote of holders of a plurality of such shares so present at any such meeting at which there shall be such a quorum shall be sufficient to elect the two members of the Board of Directors which such holders are entitled to elect as herein provided. Nothing in this subparagraph
(b) shall prevent any change otherwise permitted in the total number of or classifications of directors of the Corporation nor require the resignation of any director elected other than pursuant to this subparagraph (b). Notwithstanding any classification of the other directors of the Corporation, any directors elected by the holders of Series S Preferred Stock and any Voting Parity Preferred shall be elected annually for terms expiring at the next succeeding annual meeting of shareholders, subject to earlier termination pursuant to the provisions of subparagraph (c) below.

         (c) Upon any divesting of the special class of voting rights of the holders of the Series S Preferred Stock and any Voting Parity Preferred in respect of elections of directors as provided in this Paragraph 5, the terms of office of all directors then in office elected by such holders shall terminate immediately. If the office of any director elected by such holders, voting as a class, becomes vacant by reason of death, resignation, removal from office or otherwise, the remaining director elected by such holders may elect a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

         6. Conversion Rights. The holders of the Series S Preferred Stock shall have the following conversion rights:

         (a) Right to Convert. Each share of Series S Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such Series S Preferred Stock and before any redemption date in respect thereof, at the office of the Corporation or any transfer agent for the Series S Preferred Stock or Common Stock, into fully paid and nonassessable shares of Common Stock, at the Conversion Price (as hereafter defined) therefor in effect at the time of conversion determined as provided herein.

         (b) Conversion Price. Each share of Series S Preferred Stock shall be convertible into (i) the number of shares of Common Stock that results from dividing $20.00 by the Conversion Price, as hereinafter defined, plus (ii) the right to receive a cash payment from the Corporation of $3.125 (the "Conversion Cash Payment"). The Conversion Price as of the original date of issuance of the Series S Preferred Stock shall be $19.20 per Share of Common Stock subject to adjustment from time to time as provided herein. Holders of shares of Series S Preferred Stock surrendered for conversion or redemption after the record date for a dividend payment and prior to the next succeeding dividend payment date shall be entitled to the dividend falling due on that next succeeding dividend payment date notwithstanding such conversion or redemption.

         (c) Mechanics of Conversion. Any holder of Series S Preferred Stock shall be entitled to convert the same into Common Stock by surrendering the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series S Preferred Stock or Common Stock on a date prior to the close of business on the day before the date fixed for redemption of such shares of Series S Preferred Stock called for redemption (the "Conversion Date"), and shall give prior written notice by mail, postage prepaid, to the Corporation at such office, that such holder elects to convert the same and shall state therein the number of shares of Series S Preferred Stock being converted and the name or names in which the certificate or certificates for Common Stock are to be issued. Upon the Corporation's receipt of notice of conversion and the holder's surrender of the certificate or certificates on the Conversion Date, the Corporation shall promptly issue and deliver at such office to such holder of Series S Preferred Stock or to the nominee or nominees of such holder a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled together with the Corporation's check in the amount of the aggregate Conversion Cash Payment due. Such Conversion shall be deemed to have been made immediately prior to the close of business on the Conversion Date of the Series S Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

         (d) Adjustments for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the original issue date of the Series S Preferred Stock effect a subdivision or combination of any outstanding Common Stock, including a dividend payable in Common Stock, the Conversion Price then in effect immediately before such subdivision or combination shall be proportionately adjusted by multiplying the then effective Conversion Price by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such subdivision or combination, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such subdivision or combination. The number of shares of Common Stock outstanding at any time shall, for the purposes of this Designation, include the number of shares of Common Stock into which any convertible securities of the Company, including the Series S Preferred Stock, may be converted, or for which any warrant, option or rights of the Corporation may be exercised or exchanged. Any adjustment under this Designation shall become effective at the close of business on the date the subdivision or combination becomes effective. Advance notice of events which would give rise to an adjustment in the Conversion Price shall be given to holders of the Series S Preferred Stock, but failure to give such notice shall not affect the validity or effectiveness of such event. No adjustment of the Conversion Price shall be made for the issuance of shares of Common Stock to employees pursuant to the Company's or any subsidiary's stock ownership, stock option or other benefit plan. No adjustment of the Conversion Price will be required to be made in any case until cumulative adjustments amount to one percent or more of the Conversion Price. The Corporation reserves the right to make such changes in the Conversion Price in addition to those required in the foregoing provisions as the Corporation in its discretion shall determine to be advisable in order that certain stock-related distributions hereafter made by the Corporation to its shareholders shall not be taxable. There shall be no adjustment in the amount of the Conversion Cash Payment except in connection with a split-up, combination, reverse split or other event involving the outstanding shares of Series S Preferred Stock which would result in a change in the amount of the liquidation preference per share of Series S Preferred Stock set forth in
Section 3(a)(i) above, in which event the amount of the per share Conversion Cash Payment would be adjusted proportionately to the adjustment in such liquidation preference amount.

         (e) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the original issue date of the Series S Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in (i) evidences of indebtedness of the Corporation,
(ii) assets of the Corporation (other than cash dividends or distributions paid out of retained earnings), or (iii) securities of the Corporation other than Common Stock, then and in each such event provision shall be made so that the holders of Series S Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such evidences, assets or securities that they would have received had they held, on such record date, the maximum number of shares of Common Stock into which their Series S Preferred Stock could then have been converted. The Corporation reserves the right to make such changes in the Conversion Price in addition to those required in the foregoing provisions as the Corporation in its discretion shall determine to be advisable in order that certain stock-related distributions hereafter made by the Corporation to its shareholders shall not be taxable.

         (f) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series S Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Paragraph 6), then and in each such event the holders of Series S Preferred Stock shall have the right thereafter to convert each such share into the kind and amounts of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the maximum number of shares of Common Stock into which such Series S Preferred Stock could have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

         (g) Reorganization, Mergers, Consolidations or Sales of Assets or Capital Stock. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for in this Paragraph 6) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all the Corporation's properties and assets or capital stock to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that each holder of the Series S Preferred Stock shall thereafter be entitled to receive, upon conversion of the Series S Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger of consolidation or sale as though conversion of the Series S Preferred Stock had occurred immediately prior to such event, provided such holder (x) is not the entity with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be, or an affiliate of such an entity and (y) failed to exercise its rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer. In any such case, appropriate adjustment shall be made in the application of the provisions of this Paragraph 6 with respect to the rights of the holders of the Series S Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Paragraph 6 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series S Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

         (h) Issue of Rights or Warrants to Subscribe for Common Stock at Less Than Market Value. In the event the Corporation at any time or from time to time after the original issue date of the Series S Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, rights or warrants to subscribe for shares of Common Stock at a price less than the then current market price for the Common Stock (the "Subscription Price"), then, and in each such instance, the Conversion Price shall be reduced as of the opening of business on the date of such issue of rights or warrants to a price equal to the Subscription Price.

         (i) No Sinking Fund. The Series S Preferred Stock shall not be subject to any sinking fund for the purchase or redemption of shares.

         (j) Accountant's Certificate of Adjustment. In each case of an adjustment or readjustment of a Conversion Price for Common Stock issuable upon conversion of Series S Preferred Stock, the Corporation, at its expense, shall cause independent certified public accountants of recognized standing selected by the Corporation (who shall be the independent certified public accountants then reviewing or auditing the books of the Corporation) to compute such adjustment or readjustment in accordance herewith and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first-class mail, postage prepaid, to each registered holder of that Series S Preferred Stock, at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment and show in detail the facts upon which such adjustment or readjustment is based.

         (k) Fractional Shares. No fractional share of Common Stock shall be issued upon conversion of Series S Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock on the date of conversion, as reasonably determined in good faith by the Board of Directors.

         (l) Reservation of Shares Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series S Preferred Stock. As a condition precedent to the taking of any action which would cause an adjustment to the Conversion Price for Series S Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to authorize such number of shares of Common Stock as shall be issuable pursuant to such adjusted Conversion Price.

         (m) Payment of Taxes. The Corporation will pay all transfer taxes and other similar governmental charges (but not taxes measured by the revenue or income of the holders of the Series S Preferred Stock) that may be imposed in respect of the issue or delivery of Common Stock upon conversion of Series S Preferred Stock.

         7.    Restrictions on Ownership and Transfer; Redemption of Excess
Stock.

         (a) Definitions. For the purposes of Sections 7 and 8 of this Designation, the following terms shall have the following meanings:

         (i) "Beneficial Ownership" shall mean ownership of Series S Preferred Stock by a Person who is or would be treated as an owner of such Series S Preferred Stock either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

         (ii) "Beneficiary" shall mean the beneficiary of the Trust as determined pursuant to Paragraph 8 of this Designation.

         (iii) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         (iv) "Constructive Ownership" shall mean ownership of Series S Preferred Stock by a Person who is or would be treated as an owner of such Series S Preferred Stock either directly or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

         (v) "Excess Stock" shall mean those shares of Series S Preferred Stock Constructively Owned by a Person in excess of the Ownership Limit.

         (vi) "Initial Offering" shall mean the issuance of Series S Preferred Stock pursuant to the merger of Signature Inns, Inc. with and into the Corporation pursuant to that certain Agreement and Plan of Merger dated as of January 27, 1999, as more fully described in that certain joint proxy statement/prospectus of the Corporation and Signature Inns, Inc. dated as of March 26, 1999 and which is Part I of the effective registration statement on Form S-4 covering such Series S Preferred Stock filed under the Securities Act of 1933, as amended.

         (vii) "Market Price" shall mean the value per share equal to the average of the closing price of a share of Series S Preferred Stock as reported by The Nasdaq Stock Market ("Nasdaq") (or, if the Series S Preferred Stock is then reported on a stock exchange, the closing price as reported on such exchange) for the 10 calendar days preceding the relevant date, or if the Series S Preferred Stock is not then traded over any exchange or quotation system, then the market price of the Series S Preferred Stock on the relevant date as determined in good faith by the Board of Directors of the Corporation.

         (viii) "Ownership Limit" shall mean the lesser of: (i) not more than 11.3% of the outstanding Series S Preferred Stock (in value or in number of shares, whichever is more restrictive), provided, however, no person shall own shares of Series S Preferred Stock which, when aggregated with all other shares of the capital stock of the Corporation owned by such Person within the Ownership Limitations applicable thereto under these articles of incorporation results in such Person owning greater than 9.9% of the outstanding capital stock of the Corporation of all classes and all series (in value or in number of shares, whichever is more restrictive), or (ii) with respect to any Person (including those named in (i) above) who owns, directly or constructively (through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code), 9.9% or more of a Person (in the case of a corporation, of the total combined total combined voting power of all classes of stock entitled to vote or the total number of shares of all classes of stock of such corporation and, in the case of any Person which is not a corporation, of the assets or net profits of such person), from which the Corporation derives gross income, not more than 9.9% of the total combined voting power of all classes of stock entitled to vote or of the number of shares of all classes of stock of the Corporation (the "Related Party Limit").

         (ix) "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock corporation or other entity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act; but does not include an underwriter which participates in a public offering of the Series S Preferred Stock, provided that the ownership of Series S Preferred Stock by such underwriter would not result in the Corporation's being "closely held" within the meaning of

Section 856(h) of the Code, or would otherwise result in the Corporation's failing to qualify as a REIT.

         (x) "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer which results in Excess Stock, the purported beneficial transferee or owner for whom the Purported Record Transferee would have acquired or owned shares of Series S Preferred Stock, if such Transfer had been valid under subparagraph (b) of this Paragraph 7.

         (xi) "Purported Record Transferee" shall mean, with respect to any purported Transfer which results in Excess Stock, the record holder of the Series S Preferred Stock if such Transfer had been valid under subparagraph (b) of this Paragraph 7.

         (xii) "REIT" shall mean a Real Estate Investment Trust under Section 856 of the Code.

         (xiii) "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Series S Preferred Stock, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Series S Preferred Stock, or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Series S Preferred Stock), whether voluntary or involuntary, whether of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which results in changes in Beneficial or Constructive Ownership of Series S Preferred Stock), and whether by operation of law or otherwise.

         (xiv)   "Trust" shall mean the trust created pursuant to subparagraph
(a) of Paragraph 8 of this Designation.

         (xv) "Trustee" shall mean the Corporation as Trustee for the Trust, and any successor trustee appointed by the Corporation.

         (b)     Restriction on Ownership and Transfer.

                 (i) Except as provided in subparagraph (i) of this Paragraph 7, from and after the date of the Initial Offering, no Person shall Beneficially Own or Constructively Own Series S Preferred Stock in excess of the Ownership Limit.

                 (ii) Except as provided in subparagraph (i) of this Paragraph 7, from the date of the Initial Offering, any Transfer (whether or not such Transfer is the result of a transaction entered into through Nasdaq), that, if effective, would result in any Person Beneficially Owning Series S Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such Series S Preferred Stock which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such Series S Preferred Stock.

                (iii) Except as provided in subparagraph (i) of this Paragraph 7, from and after the date of the Initial Offering, any Transfer (whether or not such Transfer is the result of a transaction entered into through Nasdaq) that, if effective, would result in any Person Constructively Owning Series S Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such Series S Preferred Stock which would be otherwise Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such Series S Preferred Stock.

                (iv) Except as provided in subparagraph (i) of this Paragraph 7, from and after the date of the Initial Offering, any Transfer (whether or not such Transfer is the result of a transaction entered into through Nasdaq) that, if effective, would result in the Series S Preferred Stock being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such Series S Preferred Stock which would be otherwise beneficially owned by the transferee; and the intended transferee shall acquire no rights in such Series S Preferred Stock.

                (v) Notwithstanding any other provisions contained in this Designation, from and after the date of the Initial Offering, any Transfer (whether or not such Transfer is the result of a transaction entered into through Nasdaq) or other event that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, but not limited to, a Transfer or other event that would result in the Corporation owning (directly or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code), shall be void ab initio as to the Transfer of the Series S Preferred Stock or other event which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code or would otherwise result in the Corporation failing to qualify as a REIT; and the intended transferee or owner or Constructive or Beneficial Owner shall acquire or retain no rights in such Series S Preferred Stock.

         (c) Series S Preferred Stock Deemed Excess Stock. If, notwithstanding the other provisions contained in this Designation, at any time after the date of the Initial Offering, there is a purported Transfer (whether or not such Transfer is the result of a transaction entered into through Nasdaq), change in the capital structure of the Corporation or other event such that one or more of the restrictions on ownership and transfers described in subparagraph (b) of this Paragraph 7 has been violated, then the Series S Preferred Stock being Transferred (or in the case of an event other than a Transfer, the Series S Preferred Stock owned or Constructively Owned or Beneficially Owned) which would cause one or more of the restrictions on ownership or transfer to be violated (rounded up to the nearest whole share) shall be deemed Excess Stock effective as of the closed of business on the business day prior to the date of such Transfer or other event.

         (d) Remedies For Breach. If the Board of Directors or its designees shall at any time determine in good faith that a Transfer or other event has taken place in violation of subparagraph

(b) of this Paragraph 7 or that a Person intends to acquire, has attempted to acquire or may acquire direct ownership, beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of the Corporation in violation of subparagraph (b) of this Paragraph 7, the Board of Directors or its designees shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event.

         (e) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire Series S Preferred Stock or other securities in violation of subparagraph (b) of this Paragraph 7, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation's status as a REIT.

         (f) Owners Required To Provide Information. From and after the date of the Initial Offering, each Person who is a Beneficial Owner or Constructive Owner of more than 5% of Series S Preferred Stock must file an affidavit with the Corporation within 30 days after January 1st of each year containing information that the Corporation may require, in order to determine the Corporation's status as a REIT. From and after the date of the Initial Offering, each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of any Series S Preferred Stock and each Person (including the stockholder of record) who is holding Series S Preferred Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT.

         (g) Remedies Not Limited. Nothing contained in this Designation (but subject to subparagraph (f) of Paragraph 8 hereof) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT; provided, however, that no action by the Board of Directors shall be authorized or allowed which would have an adverse effect upon the preferences or voting or other rights of the Series S Preferred Stock unless and until the Board of Directors obtains the consent of the holders of two-thirds of the shares of such series pursuant to the provisions of paragraph 9 hereof.

         (h) Ambiguity. In the case of an ambiguity in the application of any of the provisions of Paragraph 7, including any definition contained in subparagraph (a) of this Paragraph 7, the Board of Directors shall have the power to determine the application of the provisions of this Paragraph 7 with respect to any situation based on the facts known to it (subject, however, to the provisions of subparagraph (f) of Paragraph 8 of this Designation).

         (i)   Exceptions.

               (i) Subject to subparagraph (b)(v) of this Paragraph 7, the Board of Directors, in its sole and absolute discretion, may exempt a Person from the Ownership Limit if such Person is not an individual for purposes of Section 542(a)(2) of the Code and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership of such Series S Preferred Stock will violate the Ownership Limit and such Person agrees that any violation of such representations or undertaking (or other action which is contrary to the restrictions contained in this Paragraph
7) or attempted violation will result in Excess Stock in accordance with subparagraph (c) of this Paragraph 7.

               (ii) Subject to subparagraph (b)(v) of this Paragraph 7, the Board of Directors, in its sole and absolute discretion, may exempt a Person from the limitation on a Person Constructively Owning Series S Preferred Stock in excess of the Ownership Limit, if such Person does not and represents that it will not own, directly or constructively (through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code), more than a 9.9% interest (within the meaning of Section 856(d)(2)(B)) in a Person from whom the Corporation derives gross income and the Board of Directors obtains such representations and undertakings from such Person as reasonably necessary to ascertain this fact and such Person agrees that any violation or attempted violation will result in such Series S Preferred Stock in excess of the Ownership Limit being deemed Excess Stock in accordance with subparagraph (c) of this Paragraph 7.

               (iii)  Prior to granting any exception pursuant to subparagraph
(i)(i) or (i)(ii) of this Paragraph 7, the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT; provided, however, that obtaining a favorable ruling or opinion shall not be required for the Board of Directors to grant an exception hereunder.

         (j) Legend. Each certificate representing one or more shares of Series S Preferred Stock shall bear the following legend:

               "The Corporation is authorized to issue two classes of capital stock which are designated as Common Stock and Preferred Stock. The Board of Directors is authorized, without action by the Corporation's stockholders, to determine the preferences, limitations and relative rights of the Preferred Stock before the issuance of any Preferred Stock. The Corporation will furnish, without charge, to any stockholder making a written request therefor, a copy of the Corporation's articles of incorporation and a written statement of the designations, relative rights, preferences and limitations applicable to each class of stock. Requests for such written statement may be directed to Jameson Inns, Inc., 8 Perimeter Center East, Suite 8050, Atlanta, Georgia 30346-1603.

               "The shares of $1.70 Series S Cumulative Convertible Preferred Stock("Series S Preferred Stock") represented by this certificate are subject to restrictions on ownership and transfer for the purpose of the Corporation's maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended. No Person may own, Beneficially Own or Constructively Own Series S Preferred Stock in excess of 11.3% (in value or in number of shares, whichever is more restrictive) of the outstanding Series S Preferred Stock of the Corporation, with certain further restrictions and exceptions set forth in the Corporation's articles of incorporation. Any Person who attempts to own, Beneficially Own or Constructively Own Series S Preferred Stock in excess of the above limitations must immediately notify the Corporation. All capitalized terms in this legend have the meanings defined in the Corporation's articles of incorporation. Transfers in violation of the restrictions described above may be void ab initio.

               "In addition, upon the occurrence of certain events, if the restrictions on ownership are violated, the Series S Preferred Stock represented hereby may be redeemed or held in trust by the Corporation. The Corporation has an option to acquire Excess Stock under certain circumstances. The Corporation will furnish to the holder hereof upon request and without charge a complete written statement of the terms and conditions of the Excess Stock. Requests for such statement may be directed to Jameson Inns, Inc., 8 Perimeter Center East, Suite 8050, Atlanta, Georgia 30346-1603.

               "Capitalized terms used herein shall, where the context permits, have the same meaning assigned to such terms as are assigned in the Corporation's articles of incorporation."

         (k) Separability. If any provision of Paragraph 7 or 8 of this Designation or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

         8.    Excess Stock.

         (a) Ownership In Trust. Upon any purported Transfer (whether or not such Transfer is the result of a transaction entered into through Nasdaq) that results in Excess Stock pursuant to subparagraph (c) of Paragraph 7 of this Designation, such Excess Stock shall be deemed to have been transferred to the Corporation, as Trustee of a Trust for the exclusive benefit of such Beneficiary or Beneficiaries to whom an interest in such Excess Stock may later be transferred pursuant to subparagraph (d) of this Paragraph 8. The Purported Record Transferee shall have no rights in such Excess Stock except the right to designate a transferee of such Excess Stock upon the terms specified in subparagraph (d) of this Paragraph 8. The Purported Beneficial Transferee shall have no rights in such Excess Stock except as provided in subparagraph (d) of this Paragraph 8. If the Corporation does not receive a notice pursuant to subparagraph (e) of Paragraph 7 of a Transfer in violation of subparagraph (b) of Paragraph 7, the Corporation will provide notice to the Purported Beneficial Transferee within five business days after the Board of Directors determines in good faith that a Transfer or other event resulting in Excess Stock has occurred. Such notice will state that the shares Transferred are Excess Shares and that the Purported Beneficial Transferee shall have no right to vote such shares, realize any appreciation with respect thereto or receive any dividends or other distributions on such Excess Shares and of the Corporation's right to purchase such shares under subparagraph (e) of this paragraph 8 hereof.

         (b) Dividend Rights. Any dividends paid on Excess Shares shall be paid to or retained by the Corporation as Trustee of the Trust and shall be held for the benefit of and paid to the Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that shares of Series S Preferred Stock have been converted into Excess Stock shall be repaid upon demand to the Corporation as Trustee and held for the benefit of and paid to the Beneficiary.

         (c) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of Excess Stock shall be entitled to receive, ratably with each other holder of Series S Preferred Stock, the amount provided in Section 3 above. The Corporation, as holder of the Excess Stock in trust, or if the Corporation shall have been dissolved, any trustee appointed by the Corporation prior to its dissolution, shall distribute ratably to the Beneficiaries of the Trust, when and if determined in accordance with subparagraph (d) of this Paragraph 8, any such assets received in respect of the Excess Stock in any liquidation, dissolution or winding up of, or any distribution of the assets of the Corporation.

         (d)   Restrictions On Transfer; Designation of Beneficiary.

               (i) Excess Stock shall not be transferable. Subject to the last sentence of this clause (i), the Purported Record Transferee may freely designate a Beneficiary of an interest in the Trust (representing the number of shares of Excess Stock held by the Trust attributable to a purported Transfer that resulted in Excess Stock), if (1) the Excess Stock held in the Trust would not be Excess Stock in the hands of such Beneficiary and (2) the Purported Beneficial Transferee does not receive a price for designating such Beneficiary that reflects a price per share for such Excess Stock that exceeds (x) the price per share such Purported Beneficial Transferee paid for the Series S Preferred Stock in the purported Transfer that resulted in Excess Stock, or (y) if the Transfer or other event that resulted in Excess Stock was not a transaction in which the Purported Beneficial Transferee gave full value for such Excess Stock, a price per share equal to the Market Price on the date of the purported Transfer or other event that resulted in the issuance of Excess Stock. Upon such transfer of an interest in the Trust, the corresponding shares of Excess Stock in the Trust shall automatically cease to be Excess Stock and such Series S Preferred Stock and any dividends received in respect thereof shall be transferred of record to the transferee of the interest in the Trust if such Series S Preferred Stock would not be Excess Stock in the hands of such transferee. Prior to any transfer of any interest in the Trust, the Purported Record Transferee must give advance notice to the Corporation of the intended transfer and the Corporation must have waived in writing its purchase rights under subparagraph (e) of this Paragraph 8.

               (ii) Notwithstanding the foregoing, if a Purported Beneficial Transferee receives a price for designating a Beneficiary of an interest in the Trust that exceeds the amounts allowable under subparagraph (d)(i) of this Paragraph 8, such Purported Beneficial Transferee shall pay, or cause such Beneficiary to pay, such excess to the Corporation.

         (e) Purchase Right in Excess Stock. Notwithstanding the provisions of subparagraph (d) of this Paragraph 8, Excess Stock shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the price per share in the transaction that resulted in such Excess Stock (or, if the Transfer or other event that resulted in such Excess Stock was not a transaction in which the Purported Beneficial Transferee gave full value for such Excess Stock, a price per share equal to the Market Price on the date of the purported Transfer or other event that resulted in Excess Stock). The Corporation shall have the right to accept such offer for a period of thirty days after the later of (i) the date of the Transfer or other event which resulted in such Excess Stock and (ii) the date the Board of Directors determines in good faith that a Transfer or other event resulting in such Excess Stock has occurred, if the Corporation does not receive a notice of such Transfer or other event pursuant to subparagraph (e) of Paragraph 7 of this Designation. The Corporation may appoint a special trustee of the trust established under subparagraph (a) of this Paragraph 8 for the purpose of consummating the purchase of Excess Stock by the Corporation.

         (f) Settlement. Nothing in Paragraph 7 or this Paragraph 8 of this Designation shall preclude the settlement of any transaction entered into through Nasdaq.

         9. Required Consent. The affirmative vote or consent of the holders of two-thirds of the shares of Series S Preferred Stock and all other series of Parity Preferred and having similar consent rights as the Series S Preferred Stock ("Consent Parity Preferred"), at the time outstanding, voting or consenting separately as a class, given in person or by proxy either in writing or at a meeting called for the purpose, shall be necessary to effect any one or more of the following:

         (a) Any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Amended and Restated Articles of Incorporation or of the By-Laws of the Corporation which affects adversely the preferences or voting or other rights of the holders of Series S Preferred Stock; provided, however, that the amendment of the Amended and Restated Articles of Incorporation or the By-Laws, as amended, so as to:
(i) authorize, create or change the authorized or outstanding number of shares of Series S Preferred Stock, Parity Preferred, or of any shares ranking junior to the Series S Preferred Stock, or (ii) change the number or classification of directors shall not be deemed to affect adversely the preferences or voting or other rights of the holders of Series S Preferred Stock;

         (b) The authorization, creation or the increase in the authorized number of any shares, or of any security convertible into shares, in either case ranking senior to the Series S Preferred Stock; or

         (c) The purchase or redemption of less than all of the Series S Preferred Stock and all other shares ranking on a parity with the Series S Preferred Stock upon purchase or redemption then outstanding except in accordance with a stock purchase offer made to all holders of record of the Series S Preferred Stock and all other shares ranking on a parity with the Series S Preferred Stock upon purchase or redemption, unless all dividends on the Series S Preferred Stock then outstanding for all previous Dividend Payment Dates and for the dividend period ending on the next Dividend Payment Date shall have been declared and paid or provision made for payments thereof.

         10.   General Provisions.

         (a) Notices. Any notice required by the provisions of this Designation to be given to holders of record of Series S Preferred Stock shall be deemed given when personally delivered to such holder or five business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to that holder of record at its address appearing on the books of the Corporation.

         (b) No Impairment. The Corporation shall not amend the Amended and Restated Articles of Incorporation or participate in any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

         (c) Status of Series S Preferred Stock Upon Redemption or Conversion. Any share of Series S Preferred Stock which is (1) redeemed by the Corporation, (2) converted in accordance with the express terms thereof, or (3) otherwise acquired by the Corporation, shall resume the status of authorized but unissued Preferred Stock without designation.

                                      III

         The amendment set forth in Section II of these Articles of Amendment was duly adopted by the affirmative vote of a majority of the members of the Board of Directors of the Corporation on January 27, 1999. Pursuant to Section 14-2-602 of the Georgia Business Corporation Code, the shareholders of the Corporation were not required to take any action in connection herewith.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its duly authorized officer on the 7th day of May, 1999.


                                    JAMESON INNS, INC.



                                    By: /s/ Steven A. Curlee
                                        ---------------------------------------
                                            Steven A. Curlee, Secretary and
                                            Vice President-Legal